UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Jetblack Corp

(Exact name of registrant as specified in its charter)

Nevada	81-5151781
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4949 SW Macadam Ave 2nd Floor #84 Portland, OR 97239

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code.	(888) 611-5825

Securities to be registered pursuant to Section 12(b) of the Act:

Securities to be registered pursuant to Section 12(g) of the Act:	Common Stock $0.001 Par value
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

EXPLANATORY NOTE

Jetblack Corp. is filing this General Form for Registration of Securities on Form 10, which we refer to as the Registration Statement, to register its common stock, par value $0.001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Unless otherwise mentioned or unless the context requires otherwise, when used in this Registration Statement, the terms “Jetblack," "Company," "we," "us," and "our" refer to Jetblack Corp.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this Registration Statement, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this Registration Statement, particularly in the "Risk Factors" section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this Registration Statement and the documents that we have filed as exhibits to this Registration Statement with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this Registration Statement are made as of the date of this Registration Statement, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

When this Registration Statement becomes effective, we will begin to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission, or SEC. You may read and copy this information, for a copying fee, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the website maintained by the SEC at http://www.sec.gov.

Our Internet website address is http://www.JetblackCorp.com. Information contained on the website does not constitute part of this Registration Statement. We have included our website address in this Registration Statement solely as a non-active reference. When this Registration Statement is effective, we will make available, through a link to the SEC's website, electronic copies of the materials we file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports.

Item 1. Business

Overview

Jetblack Corp. (hereinafter the “Company”, “Our”, “We” or “Us”) is a small company with a focus on strategic acquisitions of companies and technologies, along with developing our own projects, in the areas of cannabis. Our subsidiaries offer cannabis opportunities in cultivation, processing and consulting services. We have acquired agreements to transfer ownership of licenses for cultivation and processing of marijuana in Oregon. We are networking and seeking to partner with key company management to acquire more licenses, to grow successful companies for acquisition, investment, partnerships for future growth of Jetblack Corp.

Jetblack Corp is also examining opportunities outside of cannabis. Such as Urban Farming and the Pet Industry. The company will continually assess new opportunities to increase shareholder value. We will seek to invest, develop, and acquire assets to increase shareholder value.

Background

The name of the issuer is Jetblack Corp. We were incorporated as Tortuga Mexican Imports Inc. on April 17, 2002 in the State of Nevada for the purpose of selling consumer products. Effective March 15, 2010, we changed our name to Jetblack Corp., by way of a merger with our wholly owned subsidiary, Jetblack Corp., which was formed solely for the purpose of effectuating the corporate reorganization and pursing new business in subsequent years.

On February 26, 2016 Barton Hollow, LLC, a stockholder of the Issuer, filed an Application for Appointment of Custodian pursuant to Section 78.347 of the Act in the District Court for Clark County, Nevada. Barton Hollow was subsequently appointed custodian of the Issuer by Order of the Court on April 5, 2016 (the “Order”). In accordance with the provisions of the Order, Barton Hollow thereafter moved to: (a) reinstate the Issuer with the State of Nevada; (b) provide for the election of interim officers and directors; and (c) call and hold a stockholder meeting.

Daniel A. Goldin was appointed CEO and Director on June 20, 2016. The former Custodian has since been discharged and full authority has been returned to the Board of Directors of Jetblack Corp. Mr. Goldin purchased the convertible note held by former custodian, making Mr. Goldin the holder of the only convertible note on the books of Jetblack Corp at this time. Under the leadership of Mr. Goldin, Jetblack has initiated the entry of Jetblack Corp into the new legal marijuana industry.

Our Company

We are seeking to acquire businesses, licenses, technologies, and execute on our own projects and brands through proprietary thought we call Jetblack iNSIGHT™, as well as achieve financing at reasonable terms.. We believe we can increase the quality of products and services across various markets, namely the cannabis sector. We currently have interests in the following subsidiaries:

CenAviv LLC - The company is in the process of transferring an Oregon marijuana tier 1 producer license from (Trailhead Farms LLC) and an Oregon marijuana processor license from (Landon’s Dream LLC) with OLCC. The company is requesting a change of ownership and locations for both licenses. The company leases an 8,400 square foot facility in Hillsboro, Oregon 97123. The facility will still need to be built out for processing and cultivation. Currently the company has not secured the funds for buildout but it is hopeful it will in the future. The company is pre-revenue. In addition the company has applications submitted for a marijuana wholesaler license in Oregon.

The Indica Company - A wholly-owned subsidiary. The company will focus on proprietary indica genetics in Oregon at the Hillsboro, Oregon location. The space is 8,400 square feet and will need to be adapted for cultivation.

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Supreme Genetics LLC -  Soon to be dissolved. This Budz For You Farms LLC - Soon to be dissolved, Deal has been voided. Top Tier Science LLC - Soon to be dissolved.

Since January 20, 2016, Daniel A. Goldin was appointed CEO and Director. The former Custodian has since been discharged and full authority has been returned to the Board of Directors of Jetblack Corp.

Mr. Goldin purchased the convertible note held by the former custodian, making Mr. Goldin the holder of the only convertible note on the books of Jetblack Corp at the time. As of recently, under the leadership of Mr. Goldin, Jetblack has initiated the entry of Jetblack Corp into the emerging markets of cannabis.

The company started with software development in the Cannabis space. Our first project was named MjXchange along with the addition of MjBids. The company built out a digital wholesale exchange, that had two main components. A backend exchange platform, which is an order matching engine and a front-end trading platform which the legal licensed operators would access to access the data available. Our first state where our software launched was Oregon, our second launch was California. We initially offered services at no cost and no obligation. Our contractors were based out of the Ukraine. Management felt they had the technical skills to execute the projects along with being reasonably priced. We found the services to be subpar and became difficult to execute a competitive product. Ultimately management could not find the capital needed to continue the project and didn’t see a favorable outcome with respect to seeing revenues in the near future.

The company had an additional product it began to focus on at the same time as the cannabis software. The project was name gabbb.com which was focused as a social network for the freelancing professional. Website offered options for freelancers to offer their services and products along with a payment system. The site also offered the standard social media services along with a scheduler. Ultimately management saw the same fate as the cannabis software. If the company did not receive funding, the ability to keep the project going would not be afforded to us. In 2018, the company decided to make a strategic shift, described below.

Around October of 2018 the Company was offered a tier 1 producer license in Oregon. The struggling operator “This Budz For You Farms LLC” asked our Chair and CEO for business development support. Mr. Goldin has extensive knowledge in the cannabis space, as well as experience being a consultant for Kaya Holdings in the past. Jetblack Corp decided to focus the company on transferring licenses and begin planting roots in the cannabis industry for future growth. This Budz For You Farms LLC was not able to successfully transfer their Tier 1 License to Jetblack or assignee, because the company lost control of their previous lease. Under OLCC rules, if a licensed operator loses control of their location, their license is in jeopardy. The company began searching for other entities for license transfer. The agreement with This Budz For You Farms has since been voided.

The company has diligently been networking with licensed marijuana businesses and operators along with financiers to fund its goals. Which is successfully transferring ownership of the producer and processor licenses and building out its Hillsboro location. The company has an agreement with Trailhead Farms LLC to transfer ownership and locations of their Oregon marijuana tier 1 producer license to Jetblack Corp’s wholly owned subsidiary CenAviv LLC. The company is transferring the license to its Hillsboro, Oregon location. The company has an agreement with Landon’s Dream LLC to transfer ownership and locations of their Oregon marijuana processors license to CenAviv LLC, to the Hillsboro, Oregon location. The Indica Company, an Oregon Corporation, will focus on proprietary indica strains.

Our Core Products

We intend for CenAvivTM to produce a proprietary high quality edible product for ingestion at our Hillsboro, Oregon location. Our markets will originally be Oregon with the hopes of expanding into California. We intend to make edibles solvent-less using no flammables, combustibles, or high pressure gas.

Our second focus is, The Indica Company, which will focus on a proprietary line of genetics. Cultivars solely indica strains. Cultivation will occur at our Hillsboro, Oregon location.

We currently have a trademark application submitted with USPTO for BudzTM. We plan on submitting future trademark applications.

We own the following domains:

CenAviv.com

Jetblackcorp.com

Krinkov.org

Krinkov.com

îndica.com

TheIndicaCompany.com

TheIndicaCo.com

EndoCleanse.com

Aprictoindica.com

Appleindica.com

Blackberryindica.com

Blueberryindica.com

Citrusindica.com

Cranberryindica.com

Cherryindica.com

Mangoindica.com

Strawberryindica.com

Raspberryindica.com

Pineappleindica.com

Purpleindica.com

Cannabis.vc

Hemp.vc

MjXchange.com

MjBids.com

Intellectual Property

We generally rely upon copyright, trademark and trade secret laws to protect and maintain our proprietary rights for our technology and products.

We maintain a policy requiring our employees, consultants and other third parties to enter into confidentiality and proprietary rights agreements and to control access documentation and other proprietary information.

Notwithstanding the steps we have taken to protect our intellectual property rights, third parties may infringe or misappropriate our proprietary rights. Competitors may also independently develop technologies and methods that are substantially equivalent or superior to the technologies we employ in our products and services.

We currently have a trademark application submitted with USPTO for Budz™. We plan on submitting more trademark applications in the future.

Competition

The markets for our products are intensely competitive, continually evolving and subject to changing styles, fads, technologies, methodologies. In the future we will compete with large funds for licensing, locations, store space, wholesaler interest. Many of our competitors are substantially larger than us and have significantly greater name recognition, sales and marketing, financial, technical, sales, horticulture and urban farming. These competitors also may have more established distribution channels and stronger relationships with local municipalities and government entities. Our competitors have greater access to capital resources. These competitors may be able to respond more rapidly to new or emerging products and or services. Or to devote greater resources to the development, promotion and sale of their products. Devote much more resources R&D and IP protection, acquiring licenses and prime locations. Greater access to legal counsel, accounting and advisors.

These competitors may enter our existing or future markets with products that may be less expensive, that may provide better quality and pricing. Key competitive factors in each of the markets in which we will compete, may compete in the future include: low cost of overhead,  new products, low pricing. We believe that our principal competitive advantages include:

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Technical knowledge of the industry

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Understanding the consumer

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Excellent customer service

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Proprietary Indica Strains

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Processes to concentrate a marijuana edible

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Business development and branding

We believe that we compete favorably with our competitors on the basis of these factors. However, if we are not able to compete successfully against our current and future competitors, it will be difficult to acquire and retain future customers or experienced employees, and we may experience continuation of not attaining revenues.

Government Regulation

Our cannabis business is subject to government regulation as the industry is as a whole. Currently, the suite of services and products will be offered through 2 states that have legalized cannabis. While the company believes the cannabis, industry is here to stay, it has developed technologies that could be rebranded and marketed to other industries should federal regulators change their current stance on the industry. Namely Urban Farming.

As of January 31, 2018, there are 30 states plus the District of Columbia that have laws and/or regulation that recognize in one form or another legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering similar legislation. Conversely, the federal government regulates drugs through the Controlled Substances Act (“CSA”), which does not recognize the difference between medical and recreational use of cannabis. Under federal law, cannabis is treated like every other controlled substance, such as cocaine and heroin. The federal government places every controlled substance in a schedule, in principle according to its relative potential for abuse and medicinal value. Under the CSA, cannabis is classified as a Schedule I drug, which means that the federal government views medical cannabis as highly addictive and having no medical value. Pursuant to the CSA, it is unlawful for any person (1) to sell or offer for sale drug paraphernalia; (2) to use the mails or any other facility of interstate commerce to transport drug paraphernalia; or (3) to import or export drug paraphernalia.

The United States Congress previously used the rider provision in the fiscal years 2015, 2016, and 2017 known as the Consolidated Appropriations Acts (formerly the Rohrabacher-Farr Amendment) to thwart the federal government from using congressionally appropriated funds to prevent states from implementing their own laws that authorize the use, distribution, possession, or cultivation of medical marijuana.  The “Consolidated Appropriations Act, 2018” now known as the “Leahy Amendment,” is a $1.3 trillion-dollar spending bill, which will now allow continued protections for the implementation of state medical marijuana programs through fiscal year end, September 30, 2018.

The 2018 appropriations protection, continues this provision to 46 states, the District of Columbia, Guam, and Puerto Rico, with the exclusion of Idaho, Kansas, Nebraska, and South Dakota. The 2018 spending bill also continues existing provisions shielding state industrial hemp research programs from federal interference.

FinCEN

The Financial Crimes Enforcement Network (“FinCEN”) provided guidance on February 14, 2014 about how financial institutions can provide services to cannabis-related businesses consistent with their Bank Secrecy Act (“BSA”) obligations. For purposes of the FinCEN guidelines, a “financial institution” includes any person doing business in one or more of the following capacities:

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Bank

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Broker Dealer Securities

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Money Services Business

•

Telegraph

•

Casino

•

Charge Card

A person subject to supervision by any state or federal bank supervisory authority.

In assessing the risk of providing services to a cannabis-related business, a financial institution should conduct customer due diligence that includes: (i) verifying with the appropriate state authorities whether the business is duly licensed and registered; (ii) reviewing the license application (and related documentation) submitted by the business for obtaining a state license to operate its cannabis-related business; (iii) requesting from state licensing and enforcement authorities available information about the business and related parties; (iv) developing an understanding of the normal and expected activity for the business, including the types of products to be sold and the type of customers to be served (e.g., medical versus recreational customers); (v) ongoing monitoring of publicly available sources for adverse information about the business and related parties; (vi) ongoing monitoring for suspicious activity, including for any of the red flags described in this guidance; and (vii) refreshing information obtained as part of customer due diligence on a periodic basis and commensurate with the risk. With respect to information regarding state licensure obtained in connection with such customer due diligence, a financial institution may reasonably rely on the accuracy of information provided by state licensing authorities, where states make such information available.

As part of its customer due diligence, a financial institution should consider whether a cannabis-related business violates state law. This is a particularly important factor for a financial institution to consider when assessing the risk of providing financial services to a cannabis-related business. Considering this factor also enables the financial institution to provide information in BSA reports pertinent to law enforcement’s priorities. A financial institution that decides to provide financial services to a cannabis-related business would be required to file suspicious activity reports.

While we believe we do not qualify as a financial institution in the United States, we cannot be certain that we do not fall under the scope of the FinCEN guidelines. We plan to use the FinCEN Guidelines, as may be amended, as a basis for assessing our relationships with potential tenants, clients and customers. As such, as we engage in financing activities, we intend to adhere to the guidance of FinCEN in conducting and monitoring our financial transactions. Because this area of the law is uncertain but expected to evolve rapidly, we believe that FinCEN’s guidelines will help us best operate in a prudent, reasonable and acceptable manner. There is no assurance, however, that our activities will not violate some aspect of the CSA. If we are found to violate the federal statute or any other in connection with our activities, our company could face serious criminal and civil sanctions.

We intend to conduct rigorous due diligence to verify the legality of all activities that we engage in. We realize that there is a discrepancy between the laws in some states, which permit the distribution and sale of medical and recreational cannabis, from federal law that prohibits any such activities. The CSA makes it illegal under federal law to manufacture, distribute, or dispense cannabis. Many states impose and enforce similar prohibitions. Notwithstanding the federal ban, as of the date of this filing, twenty-six states and the District of Columbia have legalized certain cannabis-related activity.

Moreover, since the use of cannabis is illegal under federal law, we may have difficulty acquiring or maintaining bank accounts and insurance and our stockholders may find it difficult to deposit their stock with brokerage firms.

MARKETING AND SALES

Marketing

Our marketing efforts (conducted by us in house, and by outside consultants DG Ventures, Inc.) currently focused on increasing awareness of our goals, intentions, future products and services. In addition, we may in the future generate awareness by participating in industry trade shows, issuing press releases through Jetblack Corp or our IR service provider DG Ventures, Inc., articulating our messaging through our website, and communications via Twitter. We conduct our marketing activities domestically to bring awareness. Future product and services information is available on our website, which will contain all relevant information once constructed. In addition, Twitter has been designated the companies main communication channel for company updates or material events.

Sales

We will market and distribute our products in the future, through a strategic partnership network of companies. In states where regulations allow vertical integration, the company may pursue retail operations.

We will need to hire a sales and support staff in various locations where products and services are located. Our in house sales group, our CEO and Administrative Assistant, are continually seeking out new partnerships and licenses. A partner is either one of our subsidiaries or one of the companies that we do business with.

RESEARCH AND DEVELOPMENT

The market for our products is characterized by rapidly changing technology, evolving industry compliance and regulations, and frequent product introductions in the marijuana industry. We believe that our future success depends in large part upon our ability to produce and also enhance cannabis products, services and cultivation techniques.

The majority of our knowledge in cannabis related services is in house. Our CEO and Chairman has extensive knowledge in the cannabis industry. The term in house represents that Jetblack will ultimately own any new technology or IP as its own. In the future we intend to use a small number of independent contractors to assist with certain product development and testing activities. We intend to continue to seek out strategic partners to enhance our products.

We intend in the future to focus on product innovation, quality improvement, product enhancement in marijuana cultivation techniques, products, and services. We are seeking growth opportunities through the acquisition of new licenses for cultivation, processing. As well as developing new cannabis farming techniques and services.

Employees

Currently Jetblack and its subsidiaries employ a total of 2 individuals. These individuals consist of management, as officers and directors. We plan to employ an additional 4-6 individuals at our Hillsboro, Oregon location once operational. The company has used independent contractors in the past for software development, bookkeeping, accounting, and legal services. The company plans to continue to use independent contractors in the future if needed.

Item 1A. Risk Factors

Risks Related to Our Business

We may not be able to achieve our strategic initiatives and grow our business as anticipated.

Beginning in June of 2016, we made a strategic decision to transition from a jet reservation software solutions provider to a focus on software projects in the cannabis industry. In late of 2018, the company shifted focus from software to the cultivation, processing, and new products and services for the cultivation and processing of cannabis. Our success depends on our ability to raise capital and appropriately manage our expenses as we invest in these initiatives. If we are not able to execute on this strategy successfully or if our investments in these activities do not yield significant returns, our business may not grow as we anticipated, which could adversely affect our operating results. If we are not successful in raising capital our business may not grow as anticipated or even fail. If the company is not successful at raising capital, the company may not be able to continue operations.

Any disruption of service at our facilities or our third-party providers could interrupt or delay our customers’ access to products or solutions in the future, which could harm our future operating results.

Any damage to, or failure of, our systems generally could result in interruptions in our services, loss of products goods and revenues. Interruptions in our services may reduce our revenue, loss of entire crops, products, cause customers to terminate any purchase orders and our ability to attract new customers, all of which would reduce our revenue. Our business would also be harmed if our customers and potential customers believe our services are unreliable, question product quality or manufacturing practices.

Federal regulation and enforcement may adversely affect the implementation of medical marijuana regulations and laws which may negatively impact our revenues and profits.

Currently, there are 30 states plus the District of Columbia that have laws and/or regulation that recognize in one form or another legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering similar legislation. Conversely, under the Controlled Substances Act (the “CSA”), the policy and regulations of the Federal government and its agencies is that cannabis has no medical benefit and a range of activities including cultivation and use of cannabis for personal use is prohibited. Until Congress amends the CSA with respect to medical marijuana, there is a risk that federal authorities may enforce current federal law, and we may be deemed to be facilitating the selling or distribution of drug paraphernalia in violation of federal law. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect revenues and profits of the Company in the future. The risk of strict enforcement of the CSA in light of congressional activity, judicial holdings and stated federal policy remains uncertain.

The Company may provide services to and potentially handle currency for businesses in the legal marijuana industry.

Selling or distributing medical or retail cannabis is deemed to be illegal under the Federal Controlled Substances Act even though such activities may be permissible under state law. A risk exists that our services may one day be deemed to be facilitating the selling or distribution of cannabis in violation of the federal Controlled Substances Act, or to constitute aiding or abetting, or being an accessory to, a violation of that Act. Such a finding, claim, or accusation would likely severely limit the Company’s ability to continue with operations in this field.

The legal cannabis industry has an uncertain legal environment on federal, state, and local levels.

Although we continually monitor the most recent legal developments affecting the legal cannabis industry, the legal environment could shift in a manner not currently contemplated by the Company. For example, while we think there will always be a place for compliance-related services, broader state and federal legalization could render the compliance landscape significantly less technical, which would render our suite of compliance services less valuable and marketable. Lending money to legal cannabis participants could also be subject to legal challenge if the federal government or another jurisdiction decides to more actively enforce applicable laws. These unknown legal developments could directly and indirectly harm our business and results of operations.

We rely on third parties for certain financial and operational services which is essential to our ability to manage our business. A failure or disruption in these services could materially and adversely affect our ability to manage our business effectively.

We rely on third parties for certain essential financial and operational services. As a result, we depend upon these vendors providing us with services that are always available and are free of errors or defects that could cause disruptions in our business processes, which could adversely affect our ability to operate and manage our operations.

We intend to market and sell our services to small and medium sized businesses that are licensed marijuana businesses. In order for us to improve our operating results and continue to grow our business, it is important that we continually attract new customers, sell additional services to existing customers and encourage existing customers to use our services or products. However, selling to and retaining small  and medium sized businesses can be more difficult than selling to larger enterprises. If we are unable to cost-effectively market and sell our service to our target customers, our ability to grow our revenue and become profitable will be harmed.

We will need to raise additional capital. Such capital may not be available, or may be available on unfavorable terms, which would adversely affect our ability to operate our business.

We do not expect that our existing cash balances will be sufficient to meet our working capital and capital expenditure needs for the next twelve months. The company will need to raise additional funds, we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all, and any additional financings could result in additional dilution to our existing stockholders.

Our market is subject to change at an acute rate; failure to keep up with these changes would result in our inability to gain market share, thus seriously harming our business, financial condition and results of operations.

Our customers and business partners will expect frequent product innovations and branding along with competitive pricing, which have changing requirements for new products and features. In order to be competitive, we need to develop and market new products and product enhancements that respond to these changing requirements on a timely and cost-effective basis. Our failure to do so promptly and cost effectively would seriously harm our business, financial condition and results of operations.

We could become involved in claims or litigations that may result in adverse outcomes.

Due to the nature of our business from time to time we may be involved in a variety of claims or litigations.

We have had a history of losses and may incur future losses, which may prevent us from attaining profitability.

We have had a history of operating losses since our inception and, as of March 31, 2019, we had an accumulated deficit of approximately $(800,985.56). We may incur operating losses in the future, and these losses could be substantial and impact our ability to attain profitability. We do expect to significantly increase expenditures for product development, general and administrative expenses, and sales and marketing expenses; however, if we are not successful at raising capital, we will not achieve build out of our Hillsboro, Oregon location, we will not achieve or sustain profitability or positive operating cash flows. Even if we achieve profitability and positive operating cash flows, we may not be able to sustain or increase profitability or positive operating cash flows on a quarterly or annual basis.

We cannot predict every event and circumstance that may impact our business and, therefore, the risks discussed herein may not be the only ones you should consider.

As we continue to grow our business, we may encounter other risks of which we are not aware as of the date of this Registration Statement. These additional risks may cause serious damage to our business in the future, the impact of which we cannot estimate at this time.

We will need additional funding if we intend on growing our business and making future acquisitions. If we are unable to raise capital when needed, we would be forced to delay, reduce or eliminate our planned development.

We expect our expenses to increase in connection with our ongoing activities. Furthermore, upon the effectiveness of this Registration Statement, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate some or all of our research and development programs or commercialization efforts.

Raising additional capital may cause dilution to our stockholders or restrict our operations.

Until the time, if ever, we can raise sufficient capital for buildout and to commence operations, that we can generate substantial product revenues, we plan to finance our cash needs through some combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders will be diluted, and the terms of these new securities may include liquidation or other preferences that adversely affect the rights of our existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

There is substantial doubt about our ability to continue as a going concern

We have not generated any profit from combined operations since our inception. We expect that our operating expenses will increase greatly over the next twelve months to continue our development activities. Based on our average monthly expenses and current burn rate, we estimate that our cash on hand as of December 31, 2018 will not sufficiently support our operation for the next twelve months. We do not expect to raise capital through debt financing from traditional lending sources since we are not currently generating a profit from operations. Therefore, we only expect to raise money through equity financing via the sale of our common stock or equity-linked securities such as convertible debt. If we cannot raise the money that we need in order to continue to operate our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail. If we are unsuccessful in raising additional financing, we may need to curtail, discontinue or cease operations.

Risks Related to Employee Matters and Managing Growth

Our future success depends on our ability to retain our chief executive officer and other key executives and to attract, retain and motivate qualified personnel.

We are highly dependent, if not completely dependent on Daniel A. Goldin, our Chairman and Chief Executive Officer. Although we have entered into verbal employment agreements with Mr. Goldin providing for certain benefits, including severance in the event of a termination without cause, these agreements do not prevent them from terminating their employment with us at any time. We do not maintain "key person" insurance for any of our executives or other employees. The loss of the services of any of these persons could impede the achievement of our research, development and commercialization objectives.

In addition from time to time, we rely on consultants and advisors, to assist us in formulating our development, commercialization strategy and financial reporting. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

Risks Associated with Our Capital Stock

Because we will become a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we will not become a reporting company by conducting an underwritten initial public offering, or IPO, of our common stock, and because we will not be listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of our company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we were to become a public reporting company by means of an IPO because they may be less familiar with our company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development.

Our common stock may become subject to the SEC's penny stock rules, which may make it difficult for broker-dealers to complete customer transactions and could adversely affect trading activity in our securities.

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may be less than $5.00 per share for some period of time and therefore would be a "penny stock" according to SEC rules, unless we are listed on a national securities exchange. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

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make a special written suitability determination for the purchaser;

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receive the purchaser's prior written agreement to the transaction;

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provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and

•

obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

If required to comply with these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

The market price of our common stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our stock price may experience substantial volatility as a result of a number of factors, including:

•

sales or potential sales of substantial amounts of our common stock;

•

the success of competitive products or technologies;

•

announcements about us or about our competitors, including new product introductions and commercial results;

•

the recruitment or departure of key personnel;

•

developments concerning our licensors or manufacturers;

•

litigation and other developments;

•

actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•

variations in our financial results or those of companies that are perceived to be similar to us; and

•

general economic, industry and market conditions.

Many of these factors are beyond our control. The stock markets in general, and the market for cannabis companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors could reduce the market price of our common stock, regardless of our actual operating performance.

Our CEO and Chairman has voting control, majority control of the outstanding shares and will have rights that could limit our ability to undertake corporation transactions and inhibit changes of control.

We currently have outstanding one class of stock which is our common stock. The common stock holders are entitled to one vote per share.

As a result of our CEO and Chairman being a majority shareholder of the outstanding stock, we may not be able to undertake certain corporate transactions, including equity or debt offerings necessary to raise sufficient capital to run our business, change of control transactions or other transactions that may otherwise be beneficial to our businesses. These circumstances may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which our common stockholders might otherwise receive a premium price for their shares. The market price of our common stock could be adversely affected if these circumstances affect our ability to raise capital, attract investors, and conduct corporate transactions.

We have never paid and do not intend to pay cash dividends.

We have never paid cash dividends on any of our capital stock and we currently intend to retain future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be our common stockholders' sole source of gain for the foreseeable future.

Our executive officers and directors have the ability to control all matters submitted to stockholders for approval.

Our Chief Executive Officer and Chairman hold 548,000,000 shares of our Common Stock (each share receives one vote) 89% of the Outstanding Shares, and as such, he would be able to control all matters submitted to our stockholders for approval, as well as our management and affairs. For example, this person, would control the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets, as well as any stock issuances. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

Provisions in our articles of incorporation, employment agreements, by-laws, and under Nevada law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our articles of incorporation, by-laws, employment agreements, respectively, may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which our common stockholders might otherwise receive a premium price for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors.

We will incur an increase in costs as a result of operating as a public reporting company, and our management will be required to devote substantial amount of time to new compliance initiatives.

As a public reporting company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC, have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

We currently do not have outstanding agreements, convertible into shares of common stock. We currently have an outstanding promissory note, holder is Daniel A. Goldin, CEO and Chairman.

We currently have an outstanding instrument which is a promissory note and we may need to issue similar instruments in the future. In the event the company will need to issue convertible instruments, these convertible instruments will be converted into shares of common stock outstanding stock, or that we make additional issuances of other convertible or exchangeable securities, you could experience additional dilution. Furthermore, we cannot assure you that we will be able to issue shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors or the then current market price.

Item 2. Financial Information.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing at the end of this Registration Statement. Some of the information contained in this discussion and analysis or set forth elsewhere in this Registration Statement, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the "Risk Factors" section of this Registration Statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Plan of Operation

Jetblack Corp. (hereinafter the “Company”, “Our”, “We” or “Us”) is a small company with a focus on acquisitions of licenses, investing in new businesses or technologies, business development and general business growth of its subsidiaries. We are seeking to acquire, invest, help guide, develop, and manage companies with amazing growth potential, mainly in emerging markets such as cannabis. We also develop our own projects and concepts. Our subsidiaries include cannabis opportunities in cultivation, processing, and innovative products. We acquired agreements with cannabis companies in Oregon to acquire their licenses for cultivation and processing of marijuana. We are networking and looking to work with key personnel to acquire licenses, grow successful candidate companies for acquisition, investment and or partnerships.

We intend to build out our locations in Hillsboro, Oregon for cannabis cultivation and processing. Our wholly-owned subsidiary CenAviv will focus on high quality solvent-less edibles while, The Indica Company will focus on creating a proprietary line of cultivars. The company will continue to seek out new licenses, partnerships, technologies, and acquisitions.

Results from Operations - For the year ended December 31, 2017 as compared to December 31, 2018.

Net Revenue

For the years ended December 31, 2018 and 2017, the Company had no revenues. The company is currently pre-revenue with an operating loss. This will continue in the foreseeable future.

Cost of Revenue

The company is currently pre-revenue and has sustained a deficit and an operating loss.

Gross Profit

As a result of the foregoing, the company currently has an operating loss, no gross profits.

Operating Expenses

Total operating expenses increased from ($189,368.26) in 2017 to ($320,433.88) in 2018, an increase of $131,065.62. The increase was primarily due to an increase in operating expenses and amortization. We had an increase in legal and professional fees as in the year ended December 31, 2018 from the year ending December 31, 2017. This increase was due to an increase in the use of advisors and legal fees to assist the Company in its operations and filings. Compensation was $0 for the year ending December 31, 2017, as compared to $0 for the year ending December 31, 2018, no change, which was due to the company not having sufficient capital for its operations and to pay salaries. Professional and legal fees decreased from $21,886.58 for the year ending December 31, 2017, as compared to $17,549.73 for the year ending December 31, 2018, a decrease of $4,336.85, which was due to decreased auditing and legal expenses, primarily related to the audit of the Company’s financial statements in 2016, and accounting fees in 2017. Investor relations expenses were nil for the year ending December 31, 2017, as compared to nil for the year ending December 31, 2018, no change, which is due to marketing of the Company and subsidiaries by DG Ventures, Inc. General and administrative expenses decreased from $113,854.54 for the year ending December 31, 2017, as compared to $50,538.95 for the year ending December 31, 2018, a decrease of $63,315.59, which was due to an decrease in expenses related to our software development projects.

Other Income (Expense)

Other Income (Expense) increased from ($189,338.26) in 2017 to ($320,403.22) in 2018. This increase is due to operating expenses that have increased from investment activities in our operations

Net Loss

For the year ended December 31, 2018 the Company had a net loss of approximately $($320,403.22) compared to a net loss of approximately ($189,368.26) for the year ended December 31, 2017, an increase of $131,034.96. The increase is primarily due to an increase in increase of operating expenses for its operations and amortization costs.

Liquidity and Capital Resources

As of December 31, 2018, the Company had $192,002.04 in Total Assets, consisting of $100.00 in cash, $0 in prepaid expenses, $184,160.00 in Non-Current Assets, consisting primarily of Intangible assets $175,000. The Company’s total liabilities exceeded its consolidated current assets by approximately $25,717.58 as of December 31, 2018.

As of December 31, 2018, the Company has yet to achieve profitable operations, and while the Company hopes to achieve profitable operations in the future, if not it may need to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company’s principal sources of liquidity have been cash provided by the company Chairman and CEO to pay for expenditures. Going forward the company will need to raise capital from other sources. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to become profitable or even continue operations for the foreseeable future. If management is not able to achieve revenue and/or manage operating expenses, the Company may not be able to achieve profitability or continue its operations. The Company’s ability to continue in existence is dependent on the Company’s ability to achieve profitable operations and raise sufficient amount of capital.

To continue operations for the next 12 months we will have a cash need of approximately $750,000. Should we not be able to fulfill our cash needs through achieving revenues in a timely manner, we will need to raise money through outside investors through convertible notes, debt or similar instrument(s). The Company has no committed external source of funds, and there is no guarantee we would be able to raise such funds. The Company plans to pay off current liabilities through financing activities as mentioned above.

Our cash flows for the year ended December 31, 2018 and 2017 are summarized below:

	Year Ending December 31, 2018	Year Ending December 31, 2017
Net cash used in operating activities	$(129,065.72)	$600,810.21
Net cash used in investing activities	$-	$-
Net cash provided by financing activities	$129,299.25	$594,176.89
Net Change in Cash	$233.53	$(6,633.32)
Cash at beginning of year	$6,234.30	$(2,560.74)
Cash at end of year	$6,467.83	$(4,072.58)

Net Cash Used in Operating Activities

For the year ended December 31, 2018, net cash used in operating activities was $129,065.72. For the year ended December 31, 2017, $600,810.21 net cash used in operating activities was $600,810.21, which is higher due to total adjustments to reconcile net Income to net cash provided by operations.

Net Cash Used in Investing Activities

Nil

Net Cash Provided by Financing Activities

For the year ended December 31, 2018, net cash provided by financing activities was $594,176.89 as compared to $129,299.25 for the year ended December 31, 2017. The increase was due to increased expenses related to operating activities.

Results from Operations - For the three months ended March 31, 2018 as compared to March 31, 2019.

Net Revenue

For the three months ended March 31, 2019, the Company had no revenues as compared to no revenues for the three months ended March 31, 2018. This will continue for the foreseeable future until the company can achieve reasonable financing.

Cost of Revenue

Cost of Revenue are nil for the three months ended March 31, 2019 from nil for the three months ended March 31, 2018.

Gross Profit

As a result of the foregoing, our gross profit was nil, for the three months ended March 31, 2019, compared with nil, for the three months ended March 31, 2018. The will continue for the foreseeable future.

Operating Expenses

Total operating expenses decreased from $20,536.90 for the three months ended March 31, 2018 to $11,280.98 for the three months ended March 31, 2019, a decrease of $9,255.92. The decrease was primarily due to a decrease in general and administrative expenses related to our subsidiaries, and a decrease in development costs during the three months ended March 31, 2019.

Other Income (Expense)

Other Income (Expense) increased from $0 for the three months ended March 31, 2018 to ($11,280.98) for the three months ended March 31, 2019.

Net Loss

For the three months ended March 31, 2019 the Company had a net loss of approximately $(11,280.98) compared to a loss of $20,536.90 for the three months ended March 31, 2018, a decrease of $9,255.92. The decrease is primarily due to a decrease in general and administrative expenses during the three months ended March 31, 2019.

Liquidity and Capital Resources

As of March 31, 2019, the Company had $194,003.73 in Total Assets, consisting of $175,000 in IP,  $0 in accounts receivable, $0 in prepaid expenses, $0 in inventory and the remaining $189,160 in Non-Current Assets, consisting primarily of Intangible assets ($189,160). The Company’s total liabilities exceeded its consolidated current assets by approximately $36,998.56 as of March 31, 2019.

As of March 31, 2019, the Company has yet to achieve profitable operations and is dependent on its ability to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company’s principal sources of liquidity have been capital loans provided by our Chairman and CEO Daniel A. Goldin, as well as its ability to raise capital. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to continue operations, become profitable, and continue growth for the foreseeable future. If management is not able to raise capital and manage operating expenses, the Company may not be able to maintain operations or continue with its business plan.

The Company’s ability to continue in existence is dependent on the Company’s ability to develop the Company’s business plan, to achieve profitable operations and ability to raise capital. Since the Company does not anticipate achieving profitable operations and/or adequate cash flows in the near term, management will continue to pursue additional equity financing through private placements of the Company’s common stock.

Our cash flows for the three months ended March 31, 2019 and 2018 are summarized below:

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Net cash used in operating activities	$(5,975.64)	$(23,274.27)
Net cash used in investing activities	$(5000)	$-
Net cash provided by (used in) financing activities	$(10,683.00)	$10,250
Net Change in Cash	$(292.64)	$13,024.27
Cash at beginning of period	$3,762.16	$(4,072.82)
Cash at end of period	$$3,469.52	$17,097.09

Net Cash Used in Operating Activities

For the three months ended March 31, 2019, $(5975.64) net cash used in operating activities was primarily attributable to the net loss of $(11,280.98) and accrued expenses of $11,280.98

Net Cash Used in Investing Activities

For the three months ended March 31, 2019, net cash used in investing activities of $5,000 as compared to $0 for the three months ended March 31, 2018 as a result of investments during those periods.

Net Cash Provided by Financing Activities

For the three months ended March 31, 2019, net cash (used in) provided by financing activities was ($10,683) as compared to $10,250 for the three months ended March 31, 2018.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Notes to the Consolidated Financial Statements describes the significant accounting policies and methods used in the preparation of the Consolidated Financial Statements. Estimates are used for, but not limited to, contingencies and taxes. Actual results could differ materially from those estimates. The following critical accounting policies are impacted significantly by assumptions, estimates, and judgements used in the preparation of the Consolidated Financial Statements.

Loss Contingencies

The Company is subject to various loss contingencies arising in the ordinary course of business. The Company considers the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as its ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when management concludes that it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. The Company regularly evaluates current information available to us to determine whether such accruals should be adjusted.

Income Taxes

The company has a net loss for the period ending March 31, 2019 and December 31, 2018. This loss has a 20 year carryover period. The company continually evaluates its tax positions, changes in tax laws, and new authoritative rulings for potential implications to its tax status.

Recent Accounting Pronouncements

See Note 2 of the consolidated financial statements for discussion of Recent Accounting Pronouncements.

Off-Balance Sheet Arrangements

We have some capital expenditures paid by a related party on behalf of the company, which will be recorded in the second quarter. The expenditures total roughly $100,000. This will be recorded as a loan from related party for expenses on behalf of Jetblack.

Recently Adopted Accounting Standards

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers: Topic 606, or ASU 2014-09. ASU 2014-09 establishes the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. In applying the new revenue recognition model to contracts with customers, an entity: (1) identifies the contract(s) with a customer; (2) identifies the performance obligations in the contract(s); (3) determines the transaction price; (4) allocates the transaction price to the performance obligations in the contract(s); and (5) recognizes revenue when (or as) the entity satisfies a performance obligation. The accounting standards update applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification. The accounting standards update also requires significantly expanded quantitative and qualitative disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2017. The Company has adopted ASU 2014-09 effective in 2018. The adoption of this standard had no material impact on the Company’s financial statements.

Item 3. Properties.

Currently the Company leases a co-working space at 4949 SW Macadam Ave 2nd Floor #84 Portland, OR 97239 at a monthly rent of $217. The lease term is month to month.

The Company leases a warehouse space at 630 SW Walnut St #106 & #110, Hillsboro, OR 97123, at a monthly rent of $12,200. The lease term is 5 years.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following tables set forth, as of March 31, 2019, certain information concerning the beneficial ownership of our capital stock, including our common stock by:

•

each stockholder known by us to own beneficially 5% or more of any class of our outstanding stock;

•

each director;

•

each named executive officer;

•

all of our executive officers and directors as a group; and

•

each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of any class of our outstanding stock.

As of March 31, 2019, the Company had authorized 1,350,000,000 shares of common stock. There were 615,422,000 shares of common stock outstanding as of March 31, 2019.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2019 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, we believe the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable.

Security Ownership of Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Amount and nature of beneficial ownership	Percent of Class
Common Stock	Daniel A. Goldin (1)	548,000,000	89.04%

___________

(1) Mr. Goldin serves as CEO and Chairman of the Board, from June of 2016 to present day.

Security Ownership of Management

Title of Class	Name and Address of Beneficial Owner (1)	Amount and nature of beneficial ownership	Percent of Class
Common Stock	Daniel A. Goldin	548,000,000	89.04%
	Emilia S. Olvera	-	-

	Executive Officers and Directors as a Group	548,000,000	89.04%

________

(1) The address for the above individuals is c/o Jetblack Corp. 4949 SW Macadam Ave. 2nd Floor #84, Portland, Oregon 97239.

Item 5. Directors and Executive Officers.

The names, ages, positions, terms, and periods served of the Company’s present directors are set forth in the following table:

Name	Age	Positions	Term (1)	Period of Service Began
Daniel A. Goldin	42	Chairman of the Board/CEO/CFO	Until 7/01/2022	06/20/2016
Emilia S. Olvera	29	Administrative Assistant	Until 7/01/2022	6/20/2016

______

(1) All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

There are no agreements with respect to electing directors. The Board of Directors appoints officers annually and each executive officer serves at the discretion of the Board of Directors. The Company does not have any standing committees at this time, and due to its small size does not believe that committees are necessary at this time. As of the date of this Registration Statement the Company’s entire Board fulfills the duties of an audit committee. None of the directors held any directorships during the past five years in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such act, or of any company registered as an investment company under the Investment Company Act of 1940.

Director and Officer Biographical Information

Daniel A. Goldin - Chairman of the Board/CEO/CFO

As CEO and Chairman of the Company since June of 2016, Dan leads the company in its mission. He oversees all company operations including investor relations, the leadership of the Board of Directors, and daily business activities. Dan has experience in founding and leading small businesses. Mr. Goldin does not hold any college degrees or professional services licenses. This is Mr. Goldin’s first time leading a public company.

Emilia S. Olvera - Administrative Assistant

Emilia S. Olvera Administrative Assistant of the Company since June of 2016. Emilia has an immense knowledge of the inner workings of the business, otc compliance and regulations, being an integral part of the company since 2016. Emilia handles some of the day to day paperwork among other tasks. Ms. Olvera does not hold any professional licenses or college degrees.

Involvement in Certain Legal Proceedings

To the best of our knowledge, other than detailed in (2)(a) below, none of our directors or executive officers has, during the past ten years:

(1) had a petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(a) Yes. Daniel A. Goldin, company Chairman and CEO was convicted in January of 2012 in Cook County, Illinois, of felony possession of cannabis.

(3) has been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (3)(i) above, or to be associated with persons engaged in any such activity;

(5) has been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) has been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) has been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any Federal or State securities or commodities law or regulation; or

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Item 6. Executive Compensation.

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2018 and December 31, 2017, certain information regarding the compensation earned by the Company’s named executive officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year Ended December 31,	Salary($)	Total ($)
Daniel A. Goldin, CEO/CFO (1)	2018	$-	$-	(1)
	2017	$-	$-
Emilia S. Olvera (AA) (2)	2018	$-	$-	(2)
	2017	$-	$-

___________

(1) Does not include 48,000,000 shares issued to Daniel A. Goldin for cancellation of $48,000 in debt at par $.001. Currently Mr. Goldin is not receiving compensation. When compensation does begin, Mr. Goldin will receive $30,000 monthly ($360,000 annually) with a $1000 health insurance allowance monthly ($12,000 annually) and $500 vehicle allowance monthly ($6,000 annually).

(2) Currently Emilia S. Olvera is not receiving compensation. When compensation does begin, Ms. Olvera will receive $100,000 annually with a $1000 health insurance allowance monthly ($12,000 annually) and $500 vehicle allowance monthly ($6,000 annually).

Director Compensation

Directors do not receive compensation for serving as a Director of the Company, at this time.

Employment Agreements

Except for the following agreements, the Company does not have any written agreements with any of its executive officers. In May 2018 the Company entered into a Verbal Employment Agreement, which will be turned into a written agreement there after . The verbal agreement provided that Mr. Goldin would serve as CEO and CFO of the Company for a term of three years at an annual salary of $360,000, and an incentive bonus as determined by the board of directors. In addition, during the term the Company shall provide: an automobile allowance of Five Hundred Dollars ($500) Dollars per month, and health care reimbursement of One Thousand Dollars ($1,000) per month. The agreement shall automatically be renewed for additional three-year periods unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such Term.

If employment is terminated as a result of his death or Disability, the Company shall pay, his Base Salary and any accrued but unpaid Bonus and expense reimbursement amounts through the date of his Death or Disability and a lump sum payment equal to two years of Base Salary (at the time his Death or Disability occurs) within 30 days of his Death or Disability. In the event the Company does not have the cash flow to pay such amount within 30 days as set forth above, the Company may make such payments over 12 equal monthly installments. If employment is terminated by the Board of Directors of the Company for Cause, then the Company shall pay his Base Salary through the date of his termination and there shall be no further entitlement to any other compensation or benefits from the Company. If employment is terminated by the Company (or its successor) upon the occurrence of a Change of Control or within six (6) months thereafter, the Company (or its successor, as applicable) shall (i) continue to pay to his Base Salary for a period of thirty six (36) months following such termination, (ii) pay any accrued and any earned but unpaid Bonus, (iv) pay the Executive the Bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, (iv) pay expense reimbursement amounts through the date of termination. While the Company does not currently have a stock option plan, if one is created in the future and options are granted to Mr. Goldin, all such Stock Options that have not vested as of the date of such termination shall be accelerated and deemed to have vested as of such termination date and shall remain exercisable for a period as outlined in the Company’s Stock Option program, and (v) Mr. Goldin shall be entitled to receive equivalent share issuances as any executive officer, management or director of the Company receives for a period of 36 months thereafter. If employment is terminated by Mr. Goldin for Good Reason, or if this Agreement is not renewed, then the Company shall (i) pay a single lump sum cash payment within five business days of such termination equal to 17 times the then monthly Base Salary in effect regardless of when such termination occurs (provided, that in the event the Company does not have the cash flow to pay such amount within five business days as set forth above, the Company may make such payments over 12 equal monthly installments), and (ii) pay Executive the Bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, and (iii) pay Executive any expense reimbursement amounts owed, and payment for any unused vacation days, through the date of termination. All Stock Options that are scheduled to vest in the contract year of the date of such termination shall be accelerated and deemed to have vested as of the termination date. All Stock Options that have not vested (or deemed to have vested pursuant to the preceding sentence) shall be deemed expired, null and void. Any Stock Options that have vested as of the date of termination shall remain exercisable for a period as outlined in the Company’s Stock Option program.

In May 2018 the Company entered into a Verbal Employment Agreement, which will be turned into a written agreement there after. The verbal agreement provided that Emilia S. Olvera would serve as Administrative Assistant of the Company for a term of three years at an annual salary of $100,000, and an incentive bonus as determined by the board of directors. In addition, during the term the Company shall provide: an automobile allowance of Five Hundred Dollars ($500) Dollars per month, and health care reimbursement of One Thousand Dollars ($1,000) per month. The agreement shall automatically be renewed for additional three-year periods unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such Term. If employment is terminated as a result of his death or Disability, the Company shall pay, her Base Salary and any accrued but unpaid Bonus and expense reimbursement amounts through the date of her Death or Disability and a lump sum payment equal to two years of Base Salary (at the time her Death or Disability occurs) within 30 days of her Death or Disability. In the event the Company does not have the cash flow to pay such amount within 30 days as set forth above, the Company may make such payments over 12 equal monthly installments. If employment is terminated by the Board of Directors of the Company for Cause, then the Company shall pay her Base Salary through the date of her termination and there shall be no further entitlement to any other compensation or benefits from the Company. If employment is terminated by the Company (or its successor) upon the occurrence of a Change of Control or within six (6) months thereafter, the Company (or its successor, as applicable) shall (i) continue to pay to her Base Salary for a period of thirty six (36) months following such termination, (ii) pay any accrued and any earned but unpaid Bonus, (iv) pay the Bonus she would have earned had she remained with the Company for six (6) months from the date which such termination occurs, (iv) pay expense reimbursement amounts through the date of termination. While the Company does not currently have a stock option plan, if one is created in the future and options are granted to Ms. Olvera, all such Stock Options that have not vested as of the date of such termination shall be accelerated and deemed to have vested as of such termination date and shall remain exercisable for a period as outlined in the Company’s Stock Option program, and (v) Emilia S. Olvera shall be entitled to receive equivalent share issuances as any executive of the Company receives for a period of 36 months thereafter.

If employment is terminated by Ms. Olvera for Good Reason, or if this Agreement is not renewed, then the Company shall (i) pay a single lump sum cash payment within five business days of such termination equal to 17 times the then monthly Base Salary in effect regardless of when such termination occurs (provided, that in the event the Company does not have the cash flow to pay such amount within five business days as set forth above, the Company may make such payments over 12 equal monthly installments), and (ii) pay the Bonus she would have earned had she remained with the Company for six (6) months from the date which such termination occurs, and (iii) pay any expense reimbursement amounts owed, and payment for any unused vacation days, through the date of termination. All Stock Options that are scheduled to vest in the contract year of the date of such termination shall be accelerated and deemed to have vested as of the termination date. All Stock Options that have not vested (or deemed to have vested pursuant to the preceding sentence) shall be deemed expired, null and void. Any Stock Options that have vested as of the date of termination shall remain exercisable for a period as outlined in the Company’s Stock Option program.

Stock Option Plan and other Employee Benefits Plans

The Company does not maintain a Stock Option Plan or other Employee Benefit Plans.

Overview of Compensation Program

We currently do not maintain a Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable, and competitive.

Compensation Philosophy and Objectives

The Board of Directors believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. As a result of the size of the Company, the Board evaluates both performance and compensation on an informal basis. Upon hiring additional executives, the Board intends to establish a Compensation Committee to evaluate both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative.

Role of Executive Officers in Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and directors of the Company.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Transactions with Related Persons

During the years ended December 31, 2018 and 2017 the Company issued shares of common stock to our Chairman and CEO (as listed above). As of December 31, 2017, a total of $48,000 in expenses was accrued and cancelation of debt was executed in exchange for 48,000,000 shares of our common stock.

Promoters and Certain Control Persons

DG Ventures, Inc. is Jetblack Corp’s IR service provider. The Founder and CEO of DG Ventures, Inc. is Daniel A. Goldin, who is also CEO of Jetblack Corp.

List of Parents

None.

Director Independence

The Company has one director. The current director is a majority shareholder, as well as the CEO of the Company, who also has voting control.

Item 8. Legal Proceedings.

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us, which may materially affect us.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

Market Information

The Common Stock of the Company is currently trading on the OTC PINK Marketplace under the symbol “JTBK.” The following information reflects the high and low bid prices of the Company’s common stock on the OTC PINK Markets.

Quarterly period	High	Low
Fiscal year ended December 31, 2018:
First Quarter	$0.15	$0.10
Second Quarter	$0.85	$0.01
Third Quarter	$0.80	$0.25
Fourth Quarter	$0.30	$0.20

Fiscal year ended December 31, 2017:
First Quarter	$0.13	$0.13
Second Quarter	$0.15	$0.13
Third Quarter	$0.15	$0.13
Fourth Quarter	$0.15	$0.15

Holders

As of March 31, 2019, there were 615,422,000 shares of common stock outstanding, which were held by approximately 73 record holders.

Dividends

We have never paid cash dividends on any of our capital stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our common stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

The Company does not currently maintain any Equity Compensation Plans.

Item 10. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of common stock and preferred stock issued, and options granted, by us during the last two fiscal years, that were not registered under the Securities Act. Also included is the consideration, if any, received by us, for such shares and options and information relating to the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Common Stock

2017

On March 16, 2017, the Company issued 48,000,000 shares of common stock to our Chairman and CEO, Daniel A. Goldin, for relief of $48,000 in debts payed on behalf of the company. The common stock is restricted bearing legend, and was issued at par $.001

A.

The nature of the offering (e.g., Securities Act Rule 504, intrastate, etc.); March 16, 2017. Non-public.

Preferred Stock

Nil.

Warrants

Nil.

Item 11. Description of Registrant's Securities to be Registered.

We are registering on this Registration Statement only our common stock, the terms of which are described below.

As of  May 1, 2019, we had 1,350,000,000 authorized shares of common stock, par value $0.001 per share.

Common Stock

At any meeting of the shareholders, every shareholder of common stock is entitled to vote and may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.

Each shareholder shall have one vote for every share of stock entitled to vote, which is registered in his name on the record date for the meeting, except as otherwise required by law or the Articles of Incorporation.

Convertible Instruments

The company does not have any convertible instruments which remain outstanding as of March 31, 2019

Promissory Notes

The company has entered into a written promissory note for $25,000. In 2016, Mr. Goldin purchased the only outstanding note of the company, becoming the only note holder in the company. which was a convertible note held by the former custodian. The Board proceeded to cancel the convertible note, held now by Mr. Goldin, and issue a promissory note in the amount of $25,000, with no conversion rights.

Secured Investor Notes

Nil

Warrants

Nil

Item 12. Indemnification of Directors and Officers.

Our Articles of Incorporation and bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by the Nevada Revised Statutes. These provisions state that certain persons (hereinafter called “lndemnitees”) may be indemnified by a Nevada corporation pursuant to the provisions of applicable law, namely, any person (or the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Company will indemnify the Indemnitees in each and every situation where the Company is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Company will also indemnify the Indemnitees in each and every situation where, under the aforesaid statutory provisions, the Company is not obligated, but is nevertheless permitted or empowered, to make such indemnification. Before making such indemnification with respect to any situation covered under the foregoing sentence, the Company will make a determination as to whether each Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitees’ conduct was unlawful. No such indemnification shall be made (where not required by statute) unless it is determined that such Indemnitee acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that such Indemnitee's conduct was unlawful.

Item 13. Financial Statements and Supplementary Data.

The information required by this item may be found beginning on page F-1 of this Registration Statement and are incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

We have had no disagreements with our auditors or accounting or financial disclosures.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements

Financial Statements:

(b) Exhibits.

See the Exhibit Index attached hereto which is incorporated by reference.

Financial Statements are Unaudited and prepared by Daniel A. Goldin

Company CEO CFO Chairman

/s/Daniel A. Goldin

JETBLACK CORP.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDING DECEMBER 31, 2018 &

DECEMBER 31, 2017

JETBLACK CORP.

CONSOLIDATED BALANCE SHEETS

PERIOD ENDING DECEMBER 31, 2018 AND DECEMBER 31, 2017

	December 31, 2018	December 31, 2017

ASSETS
CURRENT ASSETS:	$4,908.26	$4,655.03
Cash	100	(4,072.58)

Total Current Assets	4,908.26	(4,655.03)

NON-CURRENT ASSETS:
Equipment, net	2,933.78	5,933.78
Intangible asset	175,000	350,000.00

Other assets	184,160.00	359,160.00

Total Assets	$192,004.04	$360,438.75

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accrued expenses, including accrued officer salaries	3,971.01	8,781.62

Total Current Liabilities	3,971.01	8,782.58

LONG-TERM LIABILITIES:
Advances from related party	213,748.61	49,514.55

Total Liabilities	$217,719.62	$65,731.97

STOCKHOLDERS' DEFICIT
Additional paid-in capital	149,648.00	150,930
Accumulated deficit	(790,787.58)	(466,955.56)
Total Stockholders' Deficit	(25,717.58)	294,706.78

Total Liabilities and Stockholders' Deficit	$192,002.04	$360,438.75

The accompanying notes are an integral part of these financial statements.

JETBLACK CORP

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2018	For the Year Ended December 31, 2017

REVENUE
Revenue	$-	-

Total Revenue	-	-

Cost of Revenue	-	30.00

Gross profit	$(320,423.16)	$(189,368.26)

OPERATING EXPENSES:

Professional and legal fees	$17,549.73	$21,886.58
Office Expenses	8,963.15	11,324.25
General and administrative	50,538.95	113,854.54
Lease	4,763.00	12,496.00

Operating expenses	320,433.88	189,338.26

LOSS FROM OPERATIONS	$(320,403.22)	$(189,368.26)

OTHER INCOME (EXPENSE):
Interest expense	$(524.00)	$(7,681.56)
Amortization	(175,000.00)	(161.00)

Other income (expense), net	$(19.94)	$(189,338.26)

NET LOSS	$(320,423.16)	$(189,368.26)

Net loss per share - basic	$(0.00052)	$(0.000307)

Weighted average number of common shares outstanding - basic	615,422,000	615,422,000

The accompanying notes are an integral part of these financial statements.

JETBLACK CORP

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	Common Stock Par Value $0.001
	Number of Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Total Shareholder Equity

Balance, December 31, 2016	567,422,000		$146,000.00	(277,587.00)	(65,587.00)

Issuance of common shares for debt relief	48,000,000	$48,000.00

Balance, December 31, 2017	615,422,000		$150,930.00	(466,955.56)	294,706.78

Balance, December 31, 2018	615,422,000		$149,648.00	(790,78.58)	(25,717.58)

The accompanying notes are an integral part of these financial statements.

JETBLACK CORP

CONSOLIDATED STATEMENT OF CASH FLOWS

	December 31, 2018	December 31, 2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(320,423.16)	$(137,951.61)

Adjustments to reconcile net loss to net cash used in operating activities	191,357.44	(462,858.60)
Changes in fair value of investments
Amortization	175,000.00	161.00
Depreciation	3,000.00

NET CASH PROVIDED BY OPERATING ACTIVITIES	(129,065.72)	(600,810.21)

Proceeds from advances from related party	129,299.25	49,514.55

NET CASH PROVIDED BY FINANCING ACTIVITIES:	129,299.25	594,176.89

NET CHANGE IN CASH	-	(6,633.32)

Cash at beginning of year	6,234.30	2,560.74

Cash at end of year	$6,467.83	$(4,072.58)

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for conversion of debt	$48,000.00	$-

The accompanying notes are an integral part of these financial statements.

JETBLACK CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

History

The name of the issuer is Jetblack Corp. We were incorporated as Tortuga Mexican Imports Inc. on April 17, 2002 in the State of Nevada for the purpose of selling consumer products. Effective March 15, 2010, we changed our name to Jetblack Corp., by way of a merger with our wholly owned subsidiary, Jetblack Corp., which was formed solely for the purpose of effectuating the corporate reorganization and pursing new business in subsequent years.

On February 26, 2016 Barton Hollow, LLC, a stockholder of the Issuer, filed an Application for Appointment of Custodian pursuant to Section 78.347 of the Act in the District Court for Clark County, Nevada. Barton Hollow was subsequently appointed custodian of the Issuer by Order of the Court on April 5, 2016 (the “Order”). In accordance with the provisions of the Order, Barton Hollow thereafter moved to: (a) reinstate the Issuer with the State of Nevada; (b) provide for the election of interim officers and directors; and (c) call and hold a stockholder meeting.

Daniel A. Goldin was appointed CEO and Director on June 20, 2016. The former Custodian has since been discharged and full authority has been returned to the Board of Directors. Mr. Goldin purchased the convertible note held by the former custodian, making Mr. Goldin the holder of the only convertible note on the books of Jetblack Corp at this time. The convertible note has since been canceled and a promissory note was issued. Mr. Goldin, our Chairman/CEO/CFO is the only note holder of the company. Under the leadership of Mr. Goldin, Jetblack has initiated the entry of Jetblack Corp into the emerging markets of cannabis.

Jetblack Corp, is a company currently focused in the cannabis industry through its operating subsidiaries. Although, the company will not be pigeon holed to one sector, but will always search out emerging new markets for growth and shareholder value. We have researched and identified areas of the cannabis industry that present opportunities for the launch of improved products and services. These opportunities will be described more extensively at our website: www.JetblackCorp.com once it is complete. Also on our twitter feed @jetblackcorp which will give the latest news and company updates.

The company is in the process of transferring an Oregon Marijuana Producer License to CenAviv LLC and an Oregon Marijuana Processor License to CenAviv LLC, Jetblacks’ wholly-owned subsidiary in Oregon. The company leases a location in Hillsboro, Oregon. The facility is 8,400 square feet and will require some buildout. Currently Jetblack is searching for reasonable financing terms and partners for its projects.

Going Concern

The financial statements have been prepared assuming that the Company will continue as a going concern. As of December 31, 2018 and March 31, 2019, the Company has yet to achieve profitable operations and is dependent on its ability to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue in existence is dependent on the Company’s ability to develop the Company’s business plan and to achieve profitable operations. Since the Company does not anticipate achieving profitable operations and/or adequate cash flows in the near term, management will continue to pursue additional equity financing through private placements of the Company’s common stock.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of JETBLACK CORP., and subsidiaries for the year ended December 31, 2018.

Revenues

Revenue is recognized in accordance with ASC 605. As such, the Company identifies performance obligations and recognizes revenue over the period through which the Company satisfies these obligations. Any contracts that by nature cannot be broken down by specific performance criteria will recognize revenue on a straight line basis over the contractual term of the period of the contract.

Cash and Cash Equivalents

For purpose of the statements of cash flows, the Company considers cash and cash equivalents to include all stable, highly liquid investments with maturities of three months or less. The Company primarily transacts its business with one financial institution. The amount on deposit in that one institution varies but does not exceed the federally-insured limit $250,000 at this time.

Convertible Instruments

The company has no convertible instruments outstanding.

Income Taxes

The company has a net loss for the period ending December 31, 2018 and March 31, 2019. This loss has a 20 year carryover period. The company continually evaluates its tax positions, changes in tax laws, and new authoritative rulings for potential implications to its tax status.

Earnings (loss) Per Common Share

The Company reports earnings (loss) per share in accordance with ASC Topic 260-10, “Earnings per Share.” Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented as there are no dilutive securities.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

The Company’s financial instruments may consist of cash, inventory, investments, accounts payable, prepaid expenses, notes payable, advances from related parties, and liabilities. The estimated fair value of cash, prepaid expenses, inventory, investments, accounts payable, liabilities, notes payable and advances from related parties approximate their carrying amounts due to the short-term nature of these instruments. Certain non-financial assets are measured at fair value on a nonrecurring basis. Accordingly, these assets are not measured and adjusted to fair value on an ongoing basis but are subject to periodic impairment tests. These items primarily include other intangible assets.

Goodwill

The Company, if needed, reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist. Goodwill and certain intangible assets are assessed annually, or when certain triggering events occur, for impairment using fair value measurement techniques. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale or disposition of a significant portion of the business, or other factors.

Recently Issued Accounting Pronouncements

The Company continually assesses any new accounting pronouncements to determine their applicability to the Company. Where it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company evaluates the situation to determine the consequence of the change to its financial statements and assures that there are proper controls in place to ascertain that the Company’s financials properly reflect the change.

NOTE 3 - INVESTMENTS, ACQUISITIONS AND GOODWILL

On March 16, 2017, the company issued 48,000,000 shares of restricted common stock to our Chairman and CEO in exchange for $48,000 in debt relief.

Intangible Asset

The Company periodically reviews the carrying value of intangible assets not subject to amortization to determine whether impairment may exist. Intangible assets are assessed annually, or when certain triggering events occur, for impairment using fair value measurement techniques. The Company performed this evaluation of our intangible asset as of December 31, 2018 and determined no impairment was necessary.

Goodwill

The Company periodically reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist. Goodwill and certain intangible assets are assessed annually, or when certain triggering events occur, for impairment using fair value measurement techniques. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale or disposition of a significant portion of the business, or other factors.

NOTE 4 - CONVERTIBLE NOTES PAYABLE

The company has no convertible notes outstanding.

NOTE 5 - DERIVATIVE LIABILITY

Derivative Liability- Debt

The company has no derivative liabilities.

NOTE 6 - EARNINGS PER SHARE

The Company computes net loss per share in accordance with FASB ASC 260-10 “Earnings per Share”. Under the provisions of FASB ASC 260-10, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period.

Diluted loss per share is computed using the weighted average number of shares and dilutive potential common shares arising from the conversion of preferred shares into common shares at the election of the holders thereof. Potentially dilutive common shares consist of employee stock options, warrants, and unissued restricted common stock, and are excluded from the diluted earnings per share computation in periods where the Company has incurred net losses.

For the year ended December 31, 2018 and 2017, the Company’s net loss per share was $0.00052 and $0.0003077, based on the weighted average number of shares outstanding of 615,422,000 and 615,422,000, respectively.

NOTE 7 - STOCKHOLDERS’ DEFICIT

Articles of Incorporation

As of December 31, 2018 the Company’s Amended Articles of Incorporation authorize it to issue up to One Billion Three Hundred and Fifty Million (1,350,000,000) shares, of which all shares are common stock, with a par value of one- tenth of one cent ($0.001) per share.

Common Shares

As of December 31, 2018, the Company’s authorized common stock is 1,350,000,000 shares at $0.001 par value, of which 615,422,000 shares were issued and outstanding as of December 31, 2018 and 2017, respectively.

Shares issued during the year ended December 31, 2017

During the year ended December 31, 2017, the Company issued 48,000,000 restricted common stock shares to our Chairman and CEO for the cancelation of $48,000 in debt relief.

See Note 3.

NOTE 8 - RELATED PARTY TRANSACTIONS

Share Issuance

The Company’s Chairman and CEO has funded the company since 2016. In 2017 the company issued Daniel A. Goldin 48,000,000 restricted shares of common stock, for the cancelation of $48,000 in debt. which were expenses paid on behalf of the company.

This practice has continued to this date. Mr. Goldin has continued the practice of funding the company operating expenses.

See Note 7 for related party share issuances to the Company’s CEO, CTO and directors.

NOTE 9 - COMMITMENTS

Month - to - month commitment for co-working office space at 4949 SW Macadam Ave 2nd Floor, Portland, OR 97239. This allows the company to be flexible and save on expenses. The company leases the co-working space for $215 monthly.

NOTE 10 - INCOME TAXES

The company has a net loss for the period ending December 31, 2018. This loss has a 20 year carryover period. The company continually evaluates its tax positions, changes in tax laws, and new authoritative rulings for potential implications to its tax status. The Company has net operating losses (“NOLs”) as of December 31, 2018 of approximately $790,000 for federal tax purposes, which will expire in varying amounts through 2039. The Company may be able to utilize its NOLs to reduce future federal and state income tax liabilities. However, these NOLs are subject to various limitations under Internal Revenue Code (“IRC”) Section 382. IRC Section 382 limits the use of NOLs to the extent there has been an ownership change of more than 50 percentage points. In addition, the NOL carry-forwards are subject to examination by the taxing authority and could be adjusted or disallowed due to such exams. Although the Company has not undergone an IRC Section 382 analysis, it is possible that the utilization of the NOLs could be substantially limited. The Company has no tax provision for the year ended December 31, 2018 due to the net losses and full valuation allowances against net deferred tax assets.

NOTE 11 - SUBSEQUENT EVENTS

Nil.

JETBLACK CORP.

CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2019

(UNAUDITED)

JETBLACK CORP

CONSOLIDATED BALANCE SHEETS

	March 31, 2019	March 31, 2018

ASSETS
CURRENT ASSETS:	$3,469.52	$(17,097.09)
Cash	100.00	-
Prepaid expenses	-	-
Inventory	-	-
Amortization	(175,490.00)	(490.00)
Total Current Assets	1,909.95	(18,656.66)

NON-CURRENT ASSETS:		5,933.78
Equipment, net	4,445.98	4,445.98
Investment	-	-
Intangible asset	175,000.00	350,000.00
Goodwill	-	-
Other assets	189,160.00	359,160.00

Total Assets	$194,003.73	$346,437.12

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
CURRENT LIABILITIES:	1,070.68	(12,497.07)
Accounts payable	-	-
Advances from related party	5,500.00	59,764.55
Total Current Liabilities	6,570.68	12,497.07

LONG-TERM LIABILITIES:	198,931.61	-
Promissory Note payable	25,000.00	25,000.00

Total Liabilities	$231,002.29	$72,267.48

STOCKHOLDERS' DEFICIT
Additional paid-in capital	149,648.00	150,930.00
Accumulated deficit	(800,985.56)	(487,492.70)
Total Stockholders' Deficit	36,998.56	274,169.64

Total Liabilities and Stockholders' Deficit	$194,003.73	$346,437.12

The accompanying notes are an integral part of these financial statements.

JETBLACK CORP

CONSOLIDATED STATEMENT OF OPERATIONS

	Quarter Ended March 31, 2019	Quarter Ended March 31, 2018

REVENUE
Revenue	$-	$-

Total Revenue	-	-

Cost of Revenue	-	-

Gross profit	-	-

OPERATING EXPENSES:
Professional and legal fees	440.00	905.75
Utilities	489.14	1,277.63
General and administrative	3,736.62	4,162.35
Expenses	1,883.51	8,548.17

Operating expenses	11,280.96	20,536.95

LOSS FROM OPERATIONS	(11,280.98)	(20,536.95)

OTHER INCOME (EXPENSE):
Interest expense	614.32	40.39

Other income (expense), net	11,280.98	-

NET LOSS	$(11,280.98)	$(20,536.90)

Net loss per share - basic	$(0.000018)	$(0.000333)

Weighted average number of common shares outstanding - basic	615,422,000	615,422,000

The accompanying notes are an integral part of these financial statements.

JETBLACK CORP

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	Common Stock Par Value $0.001
	Number of Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Total Shareholder Equity

Balance, December 31, 2016	567,422,000		$146,000.00	(277,587.00)	(65,587.00)

Issuance of common shares for debt relief	48,000,000	$48,000

Balance, December 31, 2017	615,422,000		$150,930.00	(466,955.56)	294,706.78

Balance, December 31, 2018	615,422,000		$149,648.00	(790,78.58)	(25,717.58)

The accompanying notes are an integral part of these financial statements.

JETBLACK CORP

CONSOLIDATED STATEMENT OF CASH FLOWS

	Quarter Ended March 31, 2018	Quarter Ended March 31, 2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$11,280.98	$20,536.90

Adjustments to reconcile net loss to net cash used in operating activities	5,305.34	(2,737.37)

NET CASH PROVIDED BY OPERATING ACTIVITIES	(5,975.64)	(23,274.27)

NET CASH PROVIDED BY INVESTING ACTIVITIES:	(5,000.00)	-

Loan from related party	10,683.00	10,250.00
	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	10,683.00	10,250.00

NET CHANGE IN CASH	(292.64)	(13,024.27)

Cash at beginning of period	3,762.16	(4,072.82)

Cash at end of year	$3,469.52	$(17,097.09)

The accompanying notes are an integral part of these financial statements.

JETBLACK CORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

History

The name of the issuer is Jetblack Corp. We were incorporated as Tortuga Mexican Imports Inc. on April 17, 2002 in the State of Nevada for the purpose of selling consumer products. Effective March 15, 2010, we changed our name to Jetblack Corp., by way of a merger with our wholly owned subsidiary, Jetblack Corp., which was formed solely for the purpose of effectuating the corporate reorganization and pursing new business in subsequent years.

On February 26, 2016 Barton Hollow, LLC, a stockholder of the Issuer, filed an Application for Appointment of Custodian pursuant to Section 78.347 of the Act in the District Court for Clark County, Nevada. Barton Hollow was subsequently appointed custodian of the Issuer by Order of the Court on April 5, 2016 (the “Order”). In accordance with the provisions of the Order, Barton Hollow thereafter moved to: (a) reinstate the Issuer with the State of Nevada; (b) provide for the election of interim officers and directors; and (c) call and hold a stockholder meeting.

Daniel A. Goldin was appointed CEO and Director on June 20, 2016. The former Custodian has since been discharged and full authority has been returned to the Board of Directors of Jetblack Corp. Mr. Goldin purchased the convertible note held by the former custodian, making Mr. Goldin the holder of the only convertible note on the books of Jetblack Corp at the time. Under the leadership of Mr. Goldin, Jetblack has initiated the entry of Jetblack Corp into the emerging markets of cannabis.

Jetblack Corp, is a company focused in the cannabis industry through its operating subsidiaries. Although the company focus is in cannabis, the company will not be pigeon holed to one sector, but will always search out emerging new markets, products, and services for growth. We have researched and identified areas of the cannabis industry that present opportunities for the launch of improved products and services. These opportunities will be described more extensively at our website: www.JetblackCorp.com once it is complete. Also on our twitter feed @jetblackcorp which gives the latest news and company updates.

The company is in the process of transferring an Oregon Marijuana Producer License to CenAviv LLC and an Oregon Marijuana Processor License to CenAviv LLC, Jetblacks’ wholly-owned subsidiary in Oregon. The company leases a location in Hillsboro, Oregon. The facility is 8,400 square feet and will require some buildout for cultivation and processing of cannabis. Currently Jetblack is searching for reasonable financing terms and partners for its projects.

Going Concern

The financial statements have been prepared assuming that the Company will continue as a going concern. As of March 31, 2019, the Company has yet to achieve profitable operations and is dependent on its ability to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue in existence is dependent on the Company’s ability to develop the Company’s business plan, raise capital, and to achieve profitable operations. Since the Company does not anticipate achieving profitable operations and/or adequate cash flows in the near term, management will continue to pursue additional equity financing through private placements of the Company’s common stock.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). They should be read in conjunction with the unaudited consolidated financial statements, including the notes thereto, as of and for the year ended December 31, 2018. The information furnished in this report reflects all adjustments (consisting of normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation of our financial position, results of operations and cash flows for each period presented. The results of operations for the three months ended March 31, 2019 are not necessarily indicative of the results for the year ending December 31, 2019 or for any future period.

Principles of Consolidation

The consolidated financial statements include the accounts of JETBLACK CORP, and all of its subsidiaries for the three months ended March 31, 2019.

Revenues

The company is still pre-revenue. Revenue in the future is anticipated to arise from technologies, intellectual property rights, goods, services related to the Cannabis Marijuana Industry, Urban Farming, and Future Farming Technologies. Revenue is recognized in accordance with ASC 605. As such, the Company identifies performance obligations and recognizes revenue over the period through which the Company satisfies these obligations. Any contracts that by nature cannot be broken down by specific performance criteria will recognize revenue on a straight line basis over the contractual term of the period of the contract.

Cash and Cash Equivalents

For purpose of the statements of cash flows, the Company considers cash and cash equivalents to include all stable, highly liquid investments with maturities of three months or less.

Convertible Instruments

The company has no convertible instruments outstanding.

Income Taxes

The company has a net loss for the period ending March 31, 2019. This loss has a 20 year carryover period. The company continually evaluates its tax positions, changes in tax laws, and new authoritative rulings for potential implications to its tax status.

Earnings (loss) Per Common Share

The Company reports earnings (loss) per share in accordance with ASC Topic 260-10, “Earnings per Share.” Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented as there are no dilutive securities.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

The Company’s financial instruments may consist of cash, prepaid expenses, inventory, investments, accounts payable, liabilities, notes payable, and advances from related parties. The estimated fair value of cash, prepaid expenses, inventory, investments, accounts payable, liabilities, notes payable and advances from related parties approximate their carrying amounts due to the short-term nature of these instruments.

Certain non-financial assets are measured at fair value on a nonrecurring basis. Accordingly, these assets are not measured and adjusted to fair value on an ongoing basis but are subject to periodic impairment tests.

Goodwill

The Company periodically reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist. Goodwill and certain intangible assets are assessed annually, or when certain triggering events occur, for impairment using fair value measurement techniques. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale or disposition of a significant portion of the business, or other factors.

Recently Issued Accounting Pronouncements

Revenue Recognition

Revenue is recognized in accordance with ASC 605. As such, the Company identifies performance obligations and recognizes revenue over the period through which the Company satisfies these obligations. Any contracts that by nature cannot be broken down by specific performance criteria will recognize revenue on a straight line basis over the contractual term of the period of the contract.

NOTE 3 - INVESTMENTS, ACQUISITIONS AND GOODWILL

For investments that will be acquired with common stock, the Company will record its investments at the fair value of the common stock issued for the ownership interests being acquired.

Intangible Asset

The Company periodically reviews the carrying value of intangible assets not subject to amortization to determine whether impairment may exist. Intangible assets are assessed annually, or when certain triggering events occur, for impairment using fair value measurement techniques. As of March 31, 2019 the company determined no impairment was necessary.

Goodwill

The Company periodically reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist. Goodwill and certain intangible assets are assessed annually, or when certain triggering events occur, for impairment using fair value measurement techniques. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale or disposition of a significant portion of the business, or other factors

NOTE 4 - CONVERTIBLE NOTES PAYABLE

Nil

NOTE 5 - DERIVATIVE LIABILITY

Derivative Liability- Debt

Nil

NOTE 6 - EARNINGS PER SHARE

The Company computes net loss per share in accordance with FASB ASC 260-10 “Earnings per Share”. Under the provisions of FASB ASC 260-10, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period.

Diluted loss per share is computed using the weighted average number of shares and dilutive potential common shares arising from the conversion of preferred shares into common shares at the election of the holders thereof. Potentially dilutive common shares consist of employee stock options, warrants, and unissued restricted common stock, and are excluded from the diluted earnings per share computation in periods where the Company has incurred net losses. As of May 1, 2019, the company has no dilutive instruments outstanding.

For the three months ended March 31, 2019 and 2018, the Company’s net loss per share was $0.000018 and $0.0003330, based on the weighted average number of shares outstanding of 615,422,000 and 615,422,000, respectively.

NOTE 7 - STOCKHOLDERS’ DEFICIT

Articles of Incorporation

The Company’s Articles of Incorporation authorize it to issue up to One Billion Three Hundred and Fifty Million (1,350,000,000) shares, of which all shares are common stock, with a par value of one- tenth of one cent ($0.001) per share.

Common Shares

As of March 31, 2019, the Company’s authorized common stock is 1,350,000,000 shares at $0.001 par value, of which 615,422,000 shares were issued and outstanding as of March 31, 2019 and December 31, 2018, respectively.

Shares issued during the three months ended March 31, 2019

Nil.

NOTE 8 - RELATED PARTY TRANSACTIONS

Accrued Officer Compensation

Nil, other than the following;

The Chairman and CEO, has continued the practice of funding the company with capital for operating expenses and has opted to not accrue compensation. Starting July 1, 2019, Mr. Goldin’s compensation will begin to accrue. Ms. Olvera has also opted to not accrue compensation. Starting on July 1, 2019 Ms. Olvera’s compensation will begin to accrue.

NOTE 9 - COMMITMENTS

In May of 2019, the Company entered into a three-year employment agreement with the Company’s CEO, Daniel A. Goldin. The agreement calls for compensation of $360,000 per year (in addition to allowances) and allows for incentive bonuses as determined by the Company’s board of directors.

In May of 2019, the Company entered into a three-year employment agreement with the Company’s Administrative Assistant, Emilia S. Olvera. The agreement calls for compensation of $100,000 per year (in addition to allowances) and allows for incentive bonuses as determined by the Company’s board of directors.

Currently the Company leases co-working office space at 4949 SW Macadam Ave. 2nd Floor #84, Portland, OR 97239 at a monthly rent of $215. The lease term is a month to month basis.

Currently the Company leases warehouse space at 630 SW Walnut St. Unit 106 & 110, Hillsboro, Oregon, 97123. The leased area has a 5 year lease, 8,400 square feet, at a price of $12,200 monthly.

The company signed a 5 year lease in Hillsboro. This expense has not been accounted for on the balance sheet but will be calculated for the second quarter financials of 2019. As of May 1, the company owes back rent of around $40,000 for this location. The facility is a state-of-the-art Cannabis Industrial space, which the company is searching for funding to build out its 8,400 square foot in the park. Some perks of the facility is water-cooled HVAC and inline CO2. If the company is not successful at raising capital in the very near future, the company may be forced to default on our lease agreement. The company would be forced to find another location that is affordable or come to a suitable agreement with a landlord to work out a partnership or other type of arrangement. At the time, our current landlord has been extremely kind, generous, and understanding, allowing us more time to find financing. We cannot guarantee this will continue in the future.

NOTE 10 - INCOME TAXES

The Company has net operating losses (“NOLs”) as of March 31, 2019 of approximately $800,000 for federal tax purposes, which will expire in varying amounts through 2039. The Company may be able to utilize its NOLs to reduce future federal and state income tax liabilities. However, these NOLs are subject to various limitations under Internal Revenue Code (“IRC”) Section 382. IRC Section 382 limits the use of NOLs to the extent there has been an ownership change of more than 50 percentage points. In addition, the NOL carry-forwards are subject to examination by the taxing authority and could be adjusted or disallowed due to such exams. Although the Company has not undergone an IRC Section 382 analysis, it is possible that the utilization of the NOLs could be substantially limited. The Company has no tax provision for the three months ended March 31, 2019 or 2018 due to the net losses and full valuation allowances against net deferred tax assets.

NOTE 11 - REVENUE CLASSES

The company is pre-revenue.

NOTE 12 - SUBSEQUENT EVENTS

Other than the following agreements, the Company does not have any written agreements with any of its executive officers. In May 2019 the Company entered into a Verbal Employment Agreement, which will be turned into a written agreement hereafter . The verbal agreement provided that Mr. Goldin would serve as CEO and CFO of the Company for a term of three years at an annual salary of $360,000, and an incentive bonus as determined by the board of directors. In addition, during the term the Company shall provide: an automobile allowance of Five Hundred Dollars ($500) Dollars per month, and health care reimbursement of One Thousand Dollars ($1,000) per month. The agreement shall automatically be renewed for additional three-year periods unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such Term. If employment is terminated as a result of his death or Disability, the Company shall pay, his Base Salary and any accrued but unpaid Bonus and expense reimbursement amounts through the date of his Death or Disability and a lump sum payment equal to two years of Base Salary within 30 days of his Death or Disability.

In the event the Company does not have the cash flow to pay such amount within 30 days as set forth above, the Company may make such payments over 12 equal monthly installments. If employment is terminated by the Board of Directors of the Company for Cause, then the Company shall pay his Base Salary through the date of his termination and there shall be no further entitlement to any other compensation or benefits from the Company. If employment is terminated by the Company upon the occurrence of a Change of Control or within six (6) months thereafter, the Company (or its successor, as applicable) shall (i) continue to pay to his Base Salary for a period of thirty six (36) months following such termination, (ii) pay any accrued and any earned but unpaid Bonus, (iv) pay the Executive the Bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, (iv) pay expense reimbursement amounts through the date of termination.

While the Company does not currently have a stock option plan, if one is created in the future and options are granted to Mr. Goldin, all such Stock Options that have not vested as of the date of such termination shall be accelerated and deemed to have vested as of such termination date and shall remain exercisable for a period as outlined in the Company’s Stock Option program, and (v) Mr. Goldin shall be entitled to receive equivalent share issuances as any executive officer, management or director of the Company receives for a period of 36 months thereafter. If employment is terminated by Mr. Goldin for Good Reason, or if this Agreement is not renewed, then the Company shall (i) pay a single lump sum cash payment within five business days of such termination equal to 17 times the then monthly Base Salary in effect regardless of when such termination occurs (provided, that in the event the Company does not have the cash flow to pay such amount within five business days as set forth above, the Company may make such payments over 12 equal monthly installments), and (ii) pay Executive the Bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, and (iii) pay Executive any expense reimbursement amounts owed, and payment for any unused vacation days, through the date of termination. All Stock Options that are scheduled to vest in the contract year of the date of such termination shall be accelerated and deemed to have vested as of the termination date. All Stock Options that have not vested (or deemed to have vested pursuant to the preceding sentence) shall be deemed expired, null and void. Any Stock Options that have vested as of the date of termination shall remain exercisable for a period as outlined in the Company’s Stock Option program.

In May 2018 the Company entered into a Verbal Employment Agreement, which will be turned into a written agreement there after. The verbal agreement provided that Emilia S. Olvera would serve as Administrative Assistant of the Company for a term of three years at an annual salary of $100,000, and an incentive bonus as determined by the board of directors. In addition, during the term the Company shall provide: an automobile allowance of Five Hundred Dollars ($500) Dollars per month, and health care reimbursement of One Thousand Dollars ($1,000) per month. The agreement shall automatically be renewed for additional three-year periods unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such Term. If employment is terminated as a result of her death or Disability, the Company shall pay, her Base Salary and any accrued but unpaid Bonus and expense reimbursement amounts through the date of her Death or Disability and a lump sum payment equal to two years of Base Salary (at the time her Death or Disability occurs) within 30 days of her Death or Disability. In the event the Company does not have the cash flow to pay such amount within 30 days as set forth above, the Company may make such payments over 12 equal monthly installments. If employment is terminated by the Board of Directors of the Company for Cause, then the Company shall pay her Base Salary through the date of her termination and there shall be no further entitlement to any other compensation or benefits from the Company. If employment is terminated by the Company (or its successor) upon the occurrence of a Change of Control or within six (6) months thereafter, the Company (or its successor, as applicable) shall (i) continue to pay to her Base Salary for a period of thirty six (36) months following such termination, (ii) pay any accrued and any earned but unpaid Bonus, (iv) pay the Bonus she would have earned had she remained with the Company for six (6) months from the date which such termination occurs, (iv) pay expense reimbursement amounts through the date of termination.

While the Company does not currently have a stock option plan, if one is created in the future and options are granted to Ms. Olvera, all such Stock Options that have not vested as of the date of such termination shall be accelerated and deemed to have vested as of such termination date and shall remain exercisable for a period as outlined in the Company’s Stock Option program, and (v) Emilia S. Olvera shall be entitled to receive equivalent share issuances as any executive of the Company receives for a period of 36 months thereafter.

If employment is terminated by Ms. Olvera for Good Reason, or if this Agreement is not renewed, then the Company shall (i) pay a single lump sum cash payment within five business days of such termination equal to 17 times the then monthly Base Salary in effect regardless of when such termination occurs (provided, that in the event the Company does not have the cash flow to pay such amount within five business days as set forth above, the Company may make such payments over 12 equal monthly installments), and (ii) pay the Bonus she would have earned had she remained with the Company for six (6) months from the date which such termination occurs, and (iii) pay any expense reimbursement amounts owed, and payment for any unused vacation days, through the date of termination. All Stock Options that are scheduled to vest in the contract year of the date of such termination shall be accelerated and deemed to have vested as of the termination date. All Stock Options that have not vested (or deemed to have vested pursuant to the preceding sentence) shall be deemed expired, null and void. Any Stock Options that have vested as of the date of termination shall remain exercisable for a period as outlined in the Company’s Stock Option program.

The Company has entered into a verbal service agreement which will be turned into a written service agreement there-after. DG Ventures Inc., an Oregon Corporation, who the sole shareholder is Daniel A. Goldin,  who is also the CEO CFO of Jetblack Corp. DG Ventures Inc., under agreement, will serve as Jetblack Corp’s Investor Relations Service Provider for a period of one year beginning on July 1, 2019 ending July 1, 2020. DG Ventures Inc. will begin to receive $5,000 monthly compensation on July 1, 2019. Compensation is accruable. DG Ventures, Inc. will help disseminate, redistribute news and information, about Jetblack Corp’s goals and efforts. DG Ventures,  Inc. will also help with strategy and management of the company IR services. The agreement is automatically renewable, if a new service provider is not chosen by the annual shareholder meeting, and unless written notice is given by either party. DG Ventures, Inc. has been chosen as the IR service provider to ensure the dissemination and distribution of information about the company efforts is accurate and ethical.

Mr. Goldin, in the second quarter of 2019, will conduct the following private transfers of stock in a non-issuer transaction:

•

Daniel A. Goldin will transfer to Emilia S. Olvera 60,000,000 shares of common stock, no effect on JTBK stock structure.

•

Mr. Goldin will transfer to Elena Goldin 30,000,000 shares of common stock, no effect on the stock structure of Jetblack Corp. or dilution.

•

Daniel A. Goldin will transfer to Wally D. Goldin 30,000,000 shares of common stock, no dilutive effect on Jetblack Corp.

•

Daniel A. Goldin will transfer to DG Ventures, Inc. 90,000,000 shares of common stock, no dilutive effect on Jetblack Corp.

Breakdown provided below of all shareholders to potentially hold over 5% if the above is executed:

Name	Age	Shares %	Common Stock
Daniel A. Goldin (1)	42	55.24%	338,000,000
Emilia S. Olvera (2)	29	9.7%	60,000,000
Wally D. Goldin (3)	81	4.8%	30,000,000
Elena Goldin (4)	81	4.8%	30,000,000
DG Ventures, Inc. (5)	17	14.5%	90,000,000

_______________

* All parties above can be considered related parties and as a group will hold 89.04% of the outstanding stock

(1)

Daniel A. Goldin is CEO CFO and Chairman

(2)

Emilia S. Olvera, Administrative Assistant, related party to Daniel A. Goldin

(3)

Wally D. Goldin is a related party to Daniel A. Goldin

(4)

Elena Goldin is a related party to Daniel A. Goldin

(5)

Sole Shareholder is Daniel A. Goldin

On May 1st, 2019, The Board of Directors and Majority Shareholders voted and approved the Amended Articles of Incorporation. The amended articles fixes the authorized share count at One Billion Three Hundred Fifty Million (1,350,000,000) shares of common stock and may not be increased in the future.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 3, 2019		Jetblack Corp
(Registrant)

	By:	/s/Daniel A. Goldin
Daniel A. Goldin
Chairman & CEO

Exhibit Index

Exhibit No.	Description

3.1	Amended Articles of Incorporation
3.2	Bylaws
10.1	Revolving Demand Note
10.2	Hillsboro Lease Agreement
10.3	Processor Purchase Agreement
10.4	Producer Purchase Agreement